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                                                                    EXHIBIT 1(d)


                        PAINEWEBBER MANAGED ASSETS TRUST

                  CERTIFICATE OF VICE PRESIDENT AND SECRETARY


     I, Dianne E. O'Donnell, Vice President and Secretary of PaineWebber Managed Assets Trust ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions which became effective on November 10, 1995;

     RESOLVED, that the unlimited number of shares of beneficial interest previously known as the "Class D shares" of PaineWebber Capital Appreciation Fund be renamed the "Class C" shares of that Fund; and be it further

     RESOLVED, that the unlimited number of shares of beneficial interest previously known as the "Class C shares" of PaineWebber Capital Appreciation Fund be renamed the "Class Y" shares of that Fund.


Dated:  December 15, 1995           By: /s/ Dianne E. O'Donnell
                                        --------------------------
                                        Dianne E. O'Donnell
                                        Vice President and Secretary
                                        PaineWebber Managed Assets
                                          Trust



New York, New York  (ss)

Subscribed and sworn to before me this 15th day of December, 1995.



/s/ Karen Freeman
------------------------
     Notary Public